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                                                                EXHIBIT 8.1



                      [WOODARD, HALL & PRIMM LETTERHEAD]



                               November 2, 1995



Apache Corporation
2000 Post Oak Boulevard
Suite 100
Houston, Texas 77056-4400

        Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel for Apache Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to an aggregate $250,000,000 principal amount of the Company's debt securities (the "Debt Securities"). The Debt Securities are to be issued from time to time in one or more series pursuant to an Indenture between the Company and Chemical Bank. The terms of the Debt Securities, which are set forth in the Registration Statement, are incorporated herein by reference.

        Based upon the terms of the Debt Securities, as set forth in the Registration Statement, we hereby confirm that the discussion set forth in the Registration Statement under the caption "Certain United States Federal Income Tax Considerations," except as otherwise stated therein, constitutes our opinion as to the material federal income tax considerations of the acquisition, holding and disposition of the Debt Securities.

        Pursuant to the provisions of Rule 436(a) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, we hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to us under the headings "Certain United States Federal Income Tax Considerations" and "Legal Matters" in the prospectus included therein.


                                      Very truly yours,


                                      /s/ WOODARD, HALL & PRIMM, P.C.